Exhibit 99.1

For Immediate Release Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Fiscal 2006 Second-Quarter Financial Results

Strong Performance Continues Despite Increasing Supercenter Competition
Year-to-Date Long-Term Debt Declines 14 Percent

GRAND RAPIDS, MICHIGAN-October 12, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week fiscal 2006 second quarter ended September 10, 2005.

Second-quarter net earnings from continuing operations were $7.1 million, or $0.33 per diluted share, compared with $7.1 million, or $0.35 per diluted share, in the corresponding period last year. Second-quarter earnings were comparable to last year despite the inclusion of a pretax charge of $0.6 million for advisory fees related to the Company's recently completed strategic review process. Additionally, last year's second quarter included a non-recurring $1.0 million payment received from a former customer, recorded as a reduction in operating expense related to the termination of a distribution contract. Second-quarter net earnings were favorably affected by an increase in distribution segment sales, continued productivity improvements and a decline in interest expense due to lower outstanding debt.

Consolidated net sales for the 12-week second quarter of $485.5 million were comparable to the prior year as significant sales increases in the distribution segment were offset by the sale and closure of three retail stores previously disclosed and the effect of new retail store competition.

"Earnings for the quarter exceeded our expectations as we maintained solid profitability despite the cycling of the one-time contract termination payment received last year and the charge related to the conclusion of our strategic review process. We are pleased with these results, because it demonstrates our ability to withstand the significant increase in new supercenter competition in our markets," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "During the past 12 months, eight additional supercenters and two Costco's have opened in markets that directly affect sales at our corporate stores, yet we have made steady financial progress during this period. We are performing well during a period that we believe constitutes the peak of the supercenter opening environment for the next eighteen months. Our financial performance has placed us in our strongest financial position in many years."

Gross margin declined 20 basis points to 19.3 percent compared with 19.5 percent in last year's second quarter primarily due to a greater percentage of consolidated sales being generated from the lower margin grocery distribution segment in the current year. Operating expenses, including the previously mentioned expense for advisory fees, declined 0.7 percent to $81.3 million from $81.8 million in last year's second quarter. Last year's second-quarter operating expenses benefited by the previously mentioned $1.0 million contract termination payment received from a former customer. Second-quarter store labor costs continued to decline due to the Company's productivity improvement initiatives. As a percentage of sales, operating expenses decreased 10 basis points to 16.7 percent compared with 16.8 percent in the corresponding quarter last year. Second-quarter operating earnings were $12.2 million compared with $13.2 million in the same period last year. The decline in quarterly earnings was due primarily to the cycling of the aforementioned contract termination payment received last year and the expenses related to the strategic assessment initiative. Net earnings for the quarter were $6.9 million, or $0.32 per diluted share, compared with $7.0 million, or $0.34 per diluted share, in the same period last year.

Operating Segments

Retail Segment

Second-quarter retail net sales declined to $221.9 million from $232.2 million in the corresponding period last year. The decline was due primarily to the sale of a retail store joint venture and closure of two underperforming Pharm stores ($7.2 million) and retail competition. The sales decline was partially offset by higher incremental sales from the Company's fuel centers. Comparable store sales at the Company's supermarkets declined 2.3 percent during the second quarter, while Pharm stores comparable store sales declined 0.4 percent. Total retail comparable store sales declined 2.0 percent for the second quarter, including sales from two fuel centers, which contributed a positive 1.2 percent. Despite the increasingly competitive environment, retail operating earnings remained comparable to last year, declining by $0.3 million to $6.5 million for the quarter.

Distribution Segment

Second-quarter distribution net sales increased 3.6 percent to $263.7 million from $254.5 million in last year's second quarter. The sales increase was due to the addition of new distribution customers and the expansion of sales to existing customers. These new supply relationships increased the Company's net distribution base by 27 locations.

Operating earnings for the segment were $5.7 million compared with $6.4 million in the corresponding period last year. The decline in operating earnings was due primarily to the absence of the previously mentioned contract termination payment recorded in last year's second quarter and the advisory fee charge.

Balance Sheet

The Company continued to pay down outstanding borrowings during the second quarter. Long-term debt at September 10, 2005 (including current maturities) declined to $81.5 million, or 14.0 percent, from $94.8 million as of March 26, 2005. The debt reduction is the result of the Company's continued solid profitability and benefit from a federal income tax net operating loss carryforward.

Outlook

"As previously disclosed, we recently concluded a strategic evaluation process that began last December," said Mr. Sturken. "During a ten-month period, we thoroughly assessed several strategic options with the potential to enhance long-term shareholder value. Our Board of Directors and management team were actively involved in evaluating these options along with a number of advisors. We thoroughly evaluated the possible sale of the Company and/or pursuit of a significant retail acquisition and we concluded that, at this time, it is in the best long-term interest of our Company and shareholders to continue to build on the strong foundation that we have created. Although we have ended the formal strategic evaluation process, we have not eliminated any strategies that have the potential to improve long-term shareholder value.

"We continue to make solid financial and operational progress," continued Mr. Sturken. "We have built a fundamentally sound retail and distribution business during the past several years by making category management a way of life at our company. Our investments in information technology and in improving our facilities, as well as intensifying our focus on our core operations, have facilitated this transition. We have a value-added distribution strategy, which has resulted in a solid and recently expanded base of distribution customers. Our consumer centric retail and distribution strategy continues to favorably evolve, as we are the leading conventional supermarket operator in Grand Rapids and northern Michigan offering an award winning private label program. By the end of this fiscal year, we will have reset, remodeled, or re-merchandised the majority of our retail grocery stores since we began this process in the spring of calendar year 2003. With the success of our business turnaround, we are ready to move on to the growth phases of our strategic business plan and are confident we have the management team and associates in place that will help ensure our continued success."

Mr. Sturken continued, "As we look to the second half of fiscal 2006, we expect the favorable distribution sales trends to continue, as we believe our customer base is well positioned to capitalize on evolving business conditions in their markets. We expect continued pressure on retail sales growth due to the competitive openings that have not yet cycled, the challenging economic environment, as well as the shift of the Easter holiday from our fourth quarter. However, we expect our retail sales run rate to improve as we cycle one supercenter opening in the third quarter and as sales at our Pharm stores continue to stabilize.

"From a profit perspective, our reported earnings for the second half of fiscal 2006 will not reflect the favorable non-recurring events recorded during the second half of fiscal 2005. These events include a vendor contract settlement, the gain on the sale of our retail joint venture and the favorable outcome of a federal tax audit, partially offset by debt extinguishment charges, which added to a combined after-tax benefit of $3.0 million, or $0.14 per diluted share from continuing operations on an annual basis. We anticipate recording a gain on the sale of real estate during the upcoming third quarter, partially offset by residual advisory fees resulting in a net after tax benefit of approximately $0.5 million to $0.7 million. Excluding the non-recurring items recorded in fiscal 2005, we expect earnings for the second half of fiscal 2006 to approximate the levels achieved in second half of last year ," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's second-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 13, 2005. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 350 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "momentum", or "opportunities"; that an event or trend "will" occur or "continue" or that Spartan Stores or its management "anticipates", "believes" or "expects" a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, and implement plans and strategies, is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	Sept. 10, 2005	Sept. 11, 2004	Sept. 10, 2005	Sept. 11, 2004

	$485,541	$486,701	$944,861	$961,026
Cost of sales	391,995	391,610	765,508	780,035
Gross margin	93,546	95,091	179,353	180,991

Operating expenses
Selling, general and administrative	76,711	77,134	151,643	152,935
Depreciation and amortization	4,592	4,711	9,469	9,933
Total operating expenses	81,303	81,845	161,112	162,868

Operating earnings	12,243	13,246	18,241	18,123

Other income and expenses
Interest expense	1,763	2,277	3,532	4,569
Other, net	(3)	58	(55)	29
Total other income and expenses	1,760	2,335	3,477	4,598

Earnings before income taxes and discontinued operations	10,483	10,911	14,764	13,525
Income taxes	3,415	3,817	4,881	4,732

Earnings from continuing operations	7,068	7,094	9,883	8,793

Loss from discontinued operations, net of taxes	(215)	(143)	(378)	(289)

Net earnings	$6,853	$6,951	$9,505	$8,504

Basic earnings per share:
Earnings from continuing operations	$0.34	$0.35	$0.48	$0.43
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.01)
Net earnings	$0.33	$0.34	$0.46	$0.42

Diluted earnings per share:
Earnings from continuing operations	$0.33	$0.35	$0.47	$0.42
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.01)
Net earnings	$0.32	$0.34	$0.45	$0.41

Weighted average number of shares outstanding:
Basic	20,808	20,468	20,722	20,361
Diluted	21,437	20,694	21,338	20,572

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 10, 2005	March 26, 2005
ASSETS
Current assets
Cash and cash equivalents	$13,494	$14,880
Accounts receivable, net	42,468	43,445
Inventories	98,544	95,988
Other current assets	11,595	13,280
Property and equipment held for sale	5,566	3,855
Total current assets	171,667	171,448

Other assets
Goodwill, net	72,465	72,315
Deferred taxes on income	14,092	18,680
Other, net	13,175	13,135
Total other assets	99,732	104,130
Property and equipment, net	106,702	108,879
Total assets	$378,101	$384,457

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$88,687	$82,391
Accrued payroll and benefits	24,212	30,775
Other accrued expenses	24,990	25,176
Current maturities of long-term debt	1,624	2,848
Total current liabilities	139,513	141,190

Other long-term liabilities	23,088	25,911

Long-term debt	79,914	91,946

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 20,812 and 20,524 shares outstanding	121,501	118,144
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(3,405)	(719)
Accumulated other comprehensive loss	(203)	(203)
Retained earnings	17,693	8,188

Total shareholders' equity	135,586	125,410

Total liabilities and shareholders' equity	$378,101	$384,457

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(24 weeks)	(24 weeks)
	Sept. 10, 2005	Sept. 11, 2004
Net cash provided by operating activities	$22,375	$32,778

Net cash used in investing activities	(8,757)	(7,833)

Net cash used in financing activities	(12,442)	(21,778)

Net cash used in discontinued operations	(2,562)	(2,555)

Net (decrease) increase in cash and cash equivalents	(1,386)	612

Cash and cash equivalents at beginning of period	14,880	12,838

Cash and cash equivalents at end of period	$13,494	$13,450

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	Sept. 10, 2005	Sept. 11, 2004	Sept. 10, 2005	Sept. 11, 2004
Retail Segment:

Net Sales	$221,871	$232,189	$424,474	$445,700
Operating Earnings	$6,549	$6,802	$9,065	$6,940

Grocery Distribution Segment:

Net Sales	$263,670	$254,512	$520,387	$515,326
Operating Earnings	$5,694	$6,444	$9,176	$11,183